Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Amendment No. 7 to Form S-4 of our report dated April 12, 2024, which includes an explanatory paragraph relating to Digital Health Acquisition Corp’s ability to continue as a going concern, relating to the consolidated financial statements of Digital Health Acquisition Corp. as of and for the years ended December 31, 2023 and 2022 which is contained in that Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

April 24, 2024